                             AMENDMENT NO. 1997-1 TO
                               DESTEC ENERGY, INC.
                              AMENDED AND RESTATED
                           1990 AWARD AND OPTION PLAN

     This Amendment No. 1997-1 is made to the Destec Energy, Inc. Amended and Restated 1990 Award and Option Plan (the "Plan"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

     WHEREAS, Destec Energy, Inc. (the "Company") is considering entering into a transaction or series of transactions which will result in a Change in Control of the Company, as defined in the Plan, without regard to the last sentence of such definition;

     WHEREAS, the Company has determined that it is in its best interest and that of its stockholders to amend the Plan as set forth herein;

     NOW, THEREFORE, pursuant to Section 11 of the Plan, the Plan is hereby amended as follows:

     1. Section 15.08(i) of the Plan is amended (a) by inserting immediately following "(i) DEFERRED STOCK:" the following:

          (A)  Except as set forth in paragraph (B) below,

(b)  by replacing the word "Upon" with "upon", and

(c)  by inserting immediately following such section the following as a new
     Section 15.08(i)(B):

          (B) Notwithstanding paragraph (A) above, immediately prior to the occurrence of a transaction which is consummated pursuant to an agreement or agreements which are executed on or prior to December 31, 1997 and (1) which constitutes a Change in Control within the meaning of clause (A) of
     Section 15.08(iii) hereof and (2) in connection with which (or in connection with a related transaction) Company stockholders will receive all cash in consideration for their shares, each Awardee shall be entitled to receive, in cancellation of all then outstanding Awards of Deferred Stock (whether or not such Awards are then vested and nonforfeitable) and in lieu of shares of Deferred Stock otherwise deliverable in respect of such Awards, an amount in cash (subject to applicable withholding), computed by multiplying (A) the price per share to be paid in the transaction constituting such Change in Control by (B) the aggregate number of shares of Deferred Stock subject to such Awards.

     2. Section 15.08(iii) of the Plan is amended by deleting therefrom the last sentence thereof.

     3. Section 15.08 of the Plan is amended by inserting the following as a new Section 15.08(iv):

               (iv) OPTIONS: Immediately prior to the occurrence of a transaction which is consummated pursuant to an agreement or agreements which are executed on or prior to December 31, 1997 and (a) which constitutes a Change in Control within the meaning of clause (A) of Section 15.08(iii) hereof and (b) in connection with which (or in connection with a related transaction) Company stockholders will receive all cash in consideration for their shares, each Awardee shall be entitled to receive, in cancellation of each then outstanding Option (whether or not such Option is then vested and nonforfeitable) and in lieu of shares of Common Stock otherwise deliverable in respect of such Option, an amount in cash (subject to applicable withholding), computed by multiplying (1) the excess, if any, of (x) the price per share to be paid in the transaction constituting such Change in Control over (y) the per share exercise price applicable to such Option by (2) the number of such shares of Common Stock subject to such Option.

     The effective date of this Amendment No. 1997-1 shall be February 14, 1997. Except as herein modified, the Plan shall remain in full force and effect.

                                   Page 2 of 2